FOR IMMEDIATE RELEASE

Salt Lake City, Utah - May 16, 2005 - Broadcast International, Inc. (OTC Bulletin Board BCST) announced today that the company has executed definitive agreements to complete a $13,800,000 million financing package, with the initial sale of $3.0 million of secured convertible debt. The offering was funded by two institutional investors.

BI will utilize the new convertible debt facility for general working capital purposes and for capital expenditures, as the company accelerates its planned development of its patented CodecSys technology.

Under the terms of the private offering and definitive agreements, the company will issue $3.0 million principal amounts of secured convertible notes and an additional investment right entitling the holders to purchase up to an additional $3.0 million principal of secured convertible notes. The convertible notes accrue interest at the rate of 6% annum, are payable semi-annually at the option of the company in cash or shares of the company's common stock, and are convertible into shares of common stock at a fixed price of $2.50 per share. In addition, the company will issue five-year A warrants to purchase shares of common stock at a price of $2.50 and B warrants to purchase shares of common stock at $4.00 per share. The company has also agreed to issue additional warrants with the same terms upon the exercise of the additional investment rights. The company is required to file a registration statement providing for the resale of the shares issuable upon the conversion of the notes and exercise of the warrants.

The securities sold in this private placement were sold pursuant to Regulation D under the Securities Act. Neither the underlying common stock nor the warrants have been registered and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation to offer to buy shares or warrants of the company and is being issued under Rule 135c of the Securities Act.

"This new funding will enable BI to accelerate the development of Codecsys and apply for additional patents," said Rod Tiede, Broadcast International CEO. "We will also expand sales and marketing, as well as increase operational capabilities to accommodate imminent new business opportunities in our core services."

About Broadcast International

Broadcast International is a leading provider of video-powered business solutions, including IP and digital satellite, Internet streaming, and other types of wired/wireless network distribution. In addition, BI assists clients with video production, rich media development and a full range of network support services. Learn more about Broadcast International and CodecSys on the Web at www.brin.com and www.codecys.com


Forward-looking statements in this release regarding Broadcast International are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.